WAIVER AND FOURTH AMENDMENT TO

CREDIT AGREEMENT

This Waiver and Fourth Amendment to Credit Agreement (this “Fourth Amendment”) is made as of this 14th day of March, 2014 by and among Sterling Construction Company, Inc. (“Sterling”) and certain of its affiliates and subsidiaries as set forth on the signature pages hereto (collectively, with Sterling, the “Borrowers”), certain of the Lenders (as defined below) and Comerica Bank, a Texas banking association, as Administrative Agent (“Agent”).

RECITALS

A.           Agent and the financial institutions party thereto from time to time (the “Lenders”) entered into that certain Credit Agreement dated as of October 31, 2007 (as amended, restated or otherwise modified from time to time collectively, the “Credit Agreement”) with the Borrowers, which Credit Agreement has been previously amended pursuant to the certain First Amendment dated as of December 3, 2009, that certain Second Amendment dated as of November 8, 2011 and that certain Waiver and Third Amendment dated as of August 8, 2013.

B.           The Borrowers have  requested that Agent and Lenders make certain other amendments to the Credit Agreement, and they are willing to do so, but only on the terms and conditions set forth in this Fourth Amendment.

NOW, THEREFORE, Borrowers, Agent and the requisite Lenders agree:

1.	Amendments to Section 1.1.

(a)           Section 1.1 of the Credit Agreement is hereby amended to delete each definition below where it appears therein, and insert the applicable replacement definition in its place:

““Asset Coverage Ratio” shall mean, as of any date of determination, a ratio the numerator of which is an amount equal to eighty percent (80%) of the orderly liquidation value as set forth in the most recent appraisal conducted at the Agent’s request or, if no such appraisal exists as to any specific item, the original cost of the machinery and equipment owned by Sterling and its Consolidated Subsidiaries on such date of determination (but excluding all machinery and equipment (i) which has been leased by Sterling or any of its Consolidated Subsidiaries to a Person that is not a Borrower or (ii) which is subject to the lien of any Person other than the Agent) and the denominator of which is Average Total Debt of Sterling and its Consolidated Subsidiaries for the fiscal month then ending.”

““EBITDA” shall mean for any period, as determined in accordance with GAAP, Net Income for such period plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Net Income for such period, the sum of (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense (including amortized debt financing costs), (d) any extraordinary or non-recurring non-cash expenses or losses, and any other non-cash expenses or losses approved by the Majority Lenders, including non-cash losses on sales of assets outside the ordinary course of business, and (e) all non-controlling interest expenses less the amount of any distributions made to Mr. Richard Buenting, Mr. Clinton W. Myers and Mr. Clinton C. Myers in connection with the payment of taxes as permitted under Section 8.5(c) hereof minus, (f) to the extent included in consolidated Net Income for such period, any extraordinary or non-recurring non-cash gains including non-cash gains on sales of assets outside the ordinary course of business.”

““Leverage Ratio” shall mean as of any date of determination, a ratio the numerator of which is the Average Total Debt of Sterling and its Consolidated Subsidiaries for the fiscal month then ending and the denominator of which is EBITDA of Sterling and its Consolidated Subsidiaries for the twelve month period then ending, in each case as determined in accordance with GAAP, provided that EBITDA, for the period commencing February 1, 2014 through December 31, 2014 shall be determined on an annualized basis.”

““Revolving Credit Aggregate Commitment” shall mean Forty Million Dollars ($40,000,000), subject to increases pursuant to Section 2.13 hereof by an amount not to exceed the Revolving Credit Optional Increase Amount, subject to reduction or termination under Sections 2.11 or 9.2 hereof.”

““Revolving Credit Optional Increase Amount” shall mean zero dollars ($0).”

““Swing Line Amount” shall mean zero dollars ($0).”

““Tangible Net Worth” shall mean as of any date of determination, for any Person (a) the net book value of all assets of such Person (excluding patent rights, trademarks, tradenames, franchises, copyrights, licenses, goodwill and all other intangible assets of such Person) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) plus (b) all new equity raised by such Person after March 10, 2014 minus (c) all the total liabilities of such Person reported on the balance sheet of such Person under GAAP at such time.”

(b)           Section 1.1 of the Credit Agreement is hereby amended to delete the definitions of “Permitted Acquisition” and “Revolving Credit Facility Fee” as set forth therein.

(c)           Section 1.1 of the Credit Agreement is hereby amended to insert the following definitions therein in their appropriate alphabetical order:

““Myers” shall mean Myers & Sons Construction, L.P., a California limited partnership.”

““Revolving Credit Unused Fee” shall mean the fee payable to the Agent for distribution to the Revolving Credit Lenders in accordance with Section 2.9 hereof.”

““RHBP” shall mean RHB Properties, LLC, a Nevada limited liability company.”

““SHA” shall mean Sterling Hawaii Asphalt, LLC, a Hawaii limited liability company.”

(d)           Section 1.1 of the Credit Agreement is hereby amended to insert the following language at the end of the definition of “Indebtedness”:

“Notwithstanding the foregoing, the term “Indebtedness” shall not be deemed to include any obligation of a Credit Party to guarantee, become jointly and severally obligated for or pledge assets in support of a “swap,” as defined in Section 1(a)(47) of the Commodity Exchange Act (“CEA”), entered into on or after October 12, 2012, if at the time that swap is entered into, such Credit Party is not an “eligible contract participant” as defined in Section 1(a)(18) of the CEA.”

2.	Amendment of Section 2.9. Section 2.9 of the Credit Agreement is hereby deleted in its entirety and the following is inserted in its place:

“2.9           Revolving Credit Unused Fee.  From the Effective Date to the Revolving Credit Maturity Date, the Borrowers shall pay, jointly and severally, to the Agent for distribution to the Lenders pro-rata in accordance with their respective Percentages, a Revolving Credit Unused Fee quarterly in arrears commencing January 1, 2008 and on the first day of each calendar quarter thereafter (in respect of the prior three months or any portion thereof). The Revolving Credit Unused Fee payable to each Revolving Credit Lender shall be determined by multiplying the Applicable Fee Percentage times the average daily amount by which such Lender’s Percentage of the Revolving Credit Aggregate Commitment then in effect exceeds the sum of (i) such Lender’s Revolving Credit Percentage of the aggregate principal amount of Revolving Credit Advances and Swing Line Advances (including in the case of Swing Line Advances, such Lender’s pro rata participation in any outstanding Swing Line Advances) outstanding from time to time during such period and (ii) such Lender’s Percentage of the Letter of Credit Obligations outstanding from time to time during such period, calculated on a daily basis. The Revolving Credit Unused Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Unused Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, the Agent shall make prompt payment to each Revolving Credit Lender of its share of the Revolving Credit Unused Fee based upon its respective Revolving Credit Percentage. It is expressly understood that the Revolving Credit Unused Fees described in this Section are not refundable.”

3.	Amendment of Section 2.10(b). Section 2.10(b) of the Credit Agreement is deleted in its entirety and the following is inserted in its place:

“(b)           Upon the sale or other disposition by any Credit Party of any of its assets, the proceeds thereof (net of customary and reasonable fees, costs and expenses) shall be used to prepay any outstanding Revolving Credit Advances, until all such Advances have been paid in full, and then to cash collateralize any outstanding Letters of Credit and finally, after the repayment of all such Advances and the cash collateralization of such Letters of Credit, any remaining proceeds may be retained by the applicable Credit Party;”

4.	Amendment of Section 7.1(b). Section 7.1(b) of the Credit Agreement is deleted in its entirety and the following is inserted in its place:

“(b)           as soon as available, but in any event within thirty (30) days after the end of each fiscal month of Sterling:

(i)           Borrower prepared unaudited Consolidated and Consolidating balance sheets of Sterling and its Consolidated Subsidiaries as at the end of such month together with the related stockholders equity and cash flows and setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year;

(ii)           a jobs-in-progress report for such month for Sterling and its Consolidated Subsidiaries;

(iii)           a backlog report for such month for Sterling and its Consolidated Subsidiaries;

(iv)           accounts receivable and payable statements for such month for Sterling and its Consolidated Subsidiaries; and

(v)           a statement of the Average Total Debt of Sterling and its Consolidated Subsidiaries commencing with January 1 of such year through the end of the applicable month.

Each of the foregoing financial statements, reports and certificates shall be certified by a Responsible Officer of the Borrower Representative as being fairly stated in all material respects;”

5.	Amendment of Section 7.2(a). Section 7.2(a) of the Credit Agreement is deleted in its entirety and the following is inserted in its place:

“(a)           Concurrently with the delivery of the financial statements described in Sections 7.1(a) and 7.1(b) of this Agreement for each fiscal year-end and fiscal month-end, respectively, a Covenant Compliance Report duly executed by a Responsible Officer of the Borrower Representative;”

6.	Amendment of Section 7.2(h). Section 7.2(h) of the Credit Agreement is deleted in its entirety and the following is inserted in its place:

“(h)           (i) within thirty (30) days of each fiscal quarter end, a report (including such information as the Agent may request) on the existing joint ventures of any of the Borrowers, (ii) by each Tuesday, a thirteen week rolling cash flow budget in form and substance acceptable to the Agent and (iii) such additional financial and/or other information as Agent or any Lender may from time to time reasonably request, promptly following such request.”

7.	Amendment of Section 7.6(b). Section 7.6(b) of the Credit Agreement is deleted in its entirety and the following is inserted in its place:

“(b)  from time to time, during normal business hours, upon the request of the Agent, to conduct appraisals of all or a portion of the machinery and equipment and other material fixed assets of the Credit Parties, such appraisals to be completed by an appraiser as may be selected by Agent, with all reasonable costs and expenses of such appraisals to be reimbursed by the Credit Parties,”

8.	Amendment of Section 7.9. Section 7.9 of the Credit Agreement is deleted in its entirety and the following is inserted in its place:

“Section 7.9.  Financial Covenants.

(a)	Commencing March 31, 2014, maintain as of the end of each fiscal month a Leverage Ratio of Sterling and its Consolidated Subsidiaries of not more than 2.00 to 1.00;

(b)
Commencing March 31, 2014, maintain at all times a Tangible Net Worth of Sterling and its Consolidated Subsidiaries in an amount at least equal to the Tangible Net Worth of Sterling and its Consolidated Subsidiaries as reported in the draft audited financial statements prepared by Grant Thornton and delivered to the Agent prior to March 13, 2014 for the Fiscal Year ending December 31, 2013 minus $1,784,000 plus 100% of the positive Net Income of Sterling and its Consolidated Subsidiaries for the fiscal month ending January 31, 2014 and each subsequent fiscal month, in each case without reduction for losses;

(c)	Commencing March 31, 2014, maintain as of the end of each fiscal month an Asset Coverage Ratio of Sterling and its Consolidated Subsidiaries of at least 2.00 to 1.00; and

(d)	As of the end of each fiscal quarter, commencing with the quarter ending March 31, 2014, Sterling and its Consolidated Subsidiaries shall not have a loss greater than $1,000,000 for such quarter.”

9.	Amendment of Section 8.3. Section 8.3 of the Credit Agreement is deleted in its entirety and the following is inserted in its place:

“8.3           Acquisitions.  Purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests or a division or other business unit of any Person, or any Equity Interest of any Person, or any business or going concern.”

10.	Amendment of Sections 8.4(c), (d), (e) and (f). Sections 8.4(c), (d), (e) and (f) of the Credit Agreement are deleted in their entireties and the following are inserted in their respective places:

“(c)           Intentionally omitted;

(d)           Intentionally omitted;

(e)           Intentionally omitted;

(f)           Intentionally omitted;”

11.	Amendment of Section 8.5. Section 8.5 of the Credit Agreement is hereby deleted in its entirety and the following is inserted in its place:

“8.5           Restricted Payments.  Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, as applicable, or purchase, redeem or otherwise acquire for value any of its Equity Interests, as applicable or any warrants, rights or options to acquire any of its Equity Interests, now or hereafter outstanding (regardless of whether any written consent was previously provided for such acquisition of Equity Interests, warrants, rights or options)  (collectively, “Purchases”), except that:

(a)	each Credit Party may pay cash Distributions to Sterling or any other Borrower which is a wholly-owned Subsidiary of Sterling;

(b)
each Credit Party may declare and make Distributions payable in the Equity Interests of such Credit Party, provided that the issuance of such Equity Interests does not otherwise violate the terms of this Agreement and no Default or Event of Default has occurred and is continuing at the time of making such Distribution or would result from the making of such Distribution; and

(c)
provided that no Default or Event of Default has occurred and is continuing or could reasonably be expected to result therefrom and so long as each of RHBL, Myers and SHA is taxed as a partnership or disregarded as an entity for tax purposes, such Credit Party may distribute on or about fifteen days prior to the due date for any tax return (including quarterly tax estimates) to Mr. Richard Buenting, Mr. Clinton W. Myers and Mr. Clinton C. Myers, an amount sufficient to enable each such holder to discharge any federal, state and local income tax attributable to his ownership of RHBL, Myers and/or SHA, as applicable, taking into account the character of any income, gain or loss recognized and the deducting of state taxes for federal income tax purposes.”

12.	Amendment of Section 8.7(d), (g) and (h). Sections 8.7(d), (g) and (h) are hereby deleted in their entireties and the following are inserted in their respective places:

“(d)           intercompany loans or intercompany Investments made by a Credit Party to Sterling or a wholly-owned Subsidiary of Sterling which is a Borrower, provided, further, that in each case, no Default or Event of Default shall have occurred and be continuing at the time of making such intercompany loan or intercompany Investment or result from such intercompany loan or intercompany Investment being made and that any intercompany loans shall be evidenced by and funded under an Intercompany Note pledged to the Agent under the appropriate Collateral Documents;

(g)           Intentionally omitted;

(h)           Intentionally omitted;”

13.	Amendment of Section 9.1(j). Section 9.1(j) is hereby deleted in its entirety and the following is inserted in its place:

“(j)           any Person either alone or together with any of its Subsidiaries, shall acquire more than fifty percent (50%) of the issued and outstanding Equity Interests of Sterling, (ii) Sterling shall directly or indirectly cease to hold one hundred percent (100%) (or in the case of RHBL, RHBP, SHA and Myers, at least 50% of each such Person) of the issued and outstanding Equity Interests of any other Borrower or any Guarantor; (iii) any Person either alone or together with any of its Affiliates shall have the ability to elect a controlling majority of the Board of Directors of Sterling or (iv) any “change of control” or “change in control” occurs as defined in any Subordinated Debt Documents.

14.
Revolving Credit Unused Fee.  In each place in which it appears in the Credit Agreement or any other Loan Document, the term “Revolving Credit Facility Fee” is hereby deleted and the words “Revolving Credit Unused Fee” are hereby inserted in their place.

15.
Base Rate Only.  Notwithstanding any of the provisions of the Credit Agreement or any other Loan Document, as of the date hereof, the Borrowers may only elect the Base Rate as the Applicable Interest Rate for any Advances made from time to time under the Credit Agreement and the Lenders will extend Advances which bear interest at the Base Rate.

16.
Amendment to Schedules and Exhibits.  Schedule 1.1 to the Credit Agreement is hereby deleted and the Schedule 1.1 attached hereto as Annex A is hereby inserted in its place.  Exhibit A to the Credit Agreement is hereby deleted and Exhibit A attached hereto as Annex B is hereby inserted in its place.  Exhibit B to the Credit Agreement is hereby deleted and Exhibit B attached hereto as Annex C is hereby inserted in its place.  Exhibit J to the Credit Agreement is hereby deleted and Exhibit J attached hereto as Annex D is hereby inserted in its place.

17.	Additional Covenants.

(a)
No later than March 15, 2014, Sterling shall engage a third party financial consultant (the “Consultant”) acceptable to the Agent to examine, among other matters, the Credit Parties’ Texas operations and the Credit Parties’ forecasting process.

(b)	Within thirty (30) days of the engagement of the Consultant, Sterling shall cause such Consultant to provide a draft report in form acceptable to the Agent.

(c)	Within fifteen (15) days of the date of this Fourth Amendment, the Credit Parties shall provide a Perfection Certificate in form and substance acceptable to the Agent;

(d)
Within thirty (30) days of the date of this Fourth Amendment, Sterling shall or shall cause the applicable Credit Party to provide a Mortgage, in form and substance acceptable to the Agent, over those certain premises located at 3475 High River Road, Fort Worth, Texas, together with such amendments and/or amendments and restatements of the existing Mortgages as the Agent may deem necessary or appropriate;

(e)
On and after the date of this Amendment, neither Sterling nor any other Credit Party shall provide collateral (including but not limited to cash on deposit) to any Person (other than to the Agent for the benefit of the Lenders) in support of any hedging transactions of any kind;

(f)	Sterling shall have raised at least Twenty Million Dollars ($20,000,000) in aggregate amount of new equity capital on terms and conditions satisfactory to the Agent no later than September 30, 2014;

(g)
Promptly upon the request of the Agent, Sterling and each other Credit Party shall provide (a) such additional documentation as the Agent may deem necessary or appropriate to evidence the first priority and perfection of its lien over the Collateral, including but not limited to the recordation of the Agent’s lien on the titles of any motor vehicles, (b) a Mortgage over any real estate owned by Sterling or any other Credit Party not otherwise required to be pledged pursuant to the terms of the Credit Agreement and (c) environmental reports, a title policy, survey and such other documentation as the Agent may request with regard to any owned real estate of Sterling or any other Credit Party;

(h)
Within ten (10) days of the date hereof, Agent shall have received insurance certificates for each Borrower who has not previously delivered an insurance certificate to Agent in form and substance satisfactory to the Agent and evidencing Agent’s status as Additional Insured and Lender Loss Payee;

(i)
Within ten (10) days of the date hereof, deliver all stock certificates of J. Banicki Construction, Inc. to the Agent accompanied by blank stock powers in form and substance acceptable to the Agent; and

(j)
Within fifteen (15) days of the date hereof, execute and deliver a modification to that certain previously executed term note payable to Comerica Bank increasing the applicable interest rate margin thereunder to Comerica Bank’s prime rate plus one hundred and fifty (150) basis points.

Failure to comply with any of the foregoing requirements shall be an immediate Event of Default under the Credit Agreement.

18.	Waiver. The Agent and Lenders hereby waive the Events of Default set forth on Schedule I attached hereto.

19.	Effectiveness. This Fourth Amendment shall become effective (according to the terms hereof) on the date that the following conditions have been fully satisfied:

(a)
Agent shall have received counterpart copies, with originals to follow of this Fourth Amendment, duly executed and delivered by the Borrowers, the Agent and the requisite Lenders (as applicable) and in form and substance satisfactory to Agent.

(b)	Agent shall have received the original Second Amended and Restated Revolving Credit Note, duly executed and delivered by the Borrowers and in form and substance satisfactory to Agent;

(c)
Agent shall have received that certain Joinder to and Reaffirmation of Credit Agreement duly executed and delivered by the Borrowers and in form and substance satisfactory to Agent (the “Credit Agreement Joinder”);

(d)
Agent shall have received that certain Joinder to, Amendment to and Reaffirmation of Security Agreement duly executed and delivered by the Borrowers and in form and substance satisfactory to Agent (the “Security Agreement Joinder” and together with the Credit Agreement Joinder, the “Joinder Agreements”);

(e)	Agent shall have received an Amended and Restated Intercompany Note duly executed and delivered by the Borrowers and in form and substance satisfactory to Agent;

(f)
Agent shall have received secretary’s certificates, containing resolutions, corporate documentation, good-standings and incumbencies for each Borrower each in form and substance satisfactory to the Agent, accompanied by, in the case of those Borrowers who are not wholly-owned Subsidiaries of Sterling, evidence of the consent of the third party holders of the Equity Interests of such Borrowers (the “Non-Sterling Equity Holders”) to this Fourth Amendment, the Note and the related Loan Documents;

(g)
Agent shall have received fully executed agreements for each of the non-wholly owned Borrowers evidencing the consent of Sterling and the Non-Sterling Equity Holders to the grant of lien to Comerica over the Equity Interests in such entities owned by Sterling;

(h)	Agent shall have received that certain Amended and Restated Agreement re: No Oral Agreements duly executed and delivered by the Borrowers and in form and substance satisfactory to the Agent; and

(i)	Agent shall have received, for distribution to the Lenders, a closing fee equal to fifty (50) basis points of the Revolving Credit Aggregate Commitment after giving effect to this Fourth Amendment.

20.
Representations and Warranties.  Each Borrower hereby represents and warrants that, after giving effect to the amendments contained herein (a) execution and delivery of this Fourth Amendment, the Joinder Agreements, the Note and any other Loan Documents required to be delivered hereunder, and the performance by each Borrower of its obligations under the Credit Agreement as amended hereby and as amended prior to the date hereof (herein, as so amended, the “Amended Credit Agreement”) are within each Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of its articles of incorporation or bylaws or other organic documents of the parties thereto, as applicable, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in this Fourth Amendment or the Amended Credit Agreement, of any governmental body, agency or authority, and this Fourth Amendment, the Amended Credit Agreement, the Joinder Agreements, the Note and any other Loan Documents required to be delivered hereunder, will constitute the valid and binding obligations of the Borrowers enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the representations and warranties set forth in this Fourth Amendment, the Amended Credit Agreement, the Joinder Agreements, the Note and any other Loan Documents required to be delivered hereunder are true and correct on and as of the date hereof (except to the extent such representations specifically relate to an earlier date), and such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Fourth Amendment, the Amended Credit Agreement, the Joinder Agreements, the Note and any other Loan Documents required to be delivered hereunder and (c) as of the date hereof (after giving effect to the waiver contained in Section 2 hereof), no Default or Event of Default shall have occurred and be continuing.

21.
No Waiver.  Except as specifically set forth above, this Fourth Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Agent or any Lender of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

22.
No Course of Dealing.  Each Borrower hereby acknowledges and agrees that this Fourth Amendment and the amendments and waivers contained herein do not constitute any course of dealing or other basis for altering any obligation of such Borrower or any other party or any rights, privilege or remedy of the Agent or any Lender under the Credit Agreement, any other Loan Document, any other agreement or document, or any contract or instrument.

23.	Capitalized Terms. Unless otherwise defined to the contrary herein, all capitalized terms used in this Fourth Amendment shall have the meaning set forth in the Credit Agreement.

24.
Counterparts; Signatures. This Fourth Amendment may be executed in counterpart in accordance with Section 13.9 of the Credit Agreement.  Delivery of a signature page to this Fourth Amendment, the Joinder Agreements, the Note or any other Loan Document by telecopy or other electronic means shall be effective (for all purposes) as delivery of a manually executed counterpart of this Fourth Amendment, the Joinder Agreements, the Note or any other Loan Document.

25.
No Claims.  Each Borrower hereby acknowledges that: (a) it has no defenses, claims or set-offs to the enforcement by any Lender or the Agent of such Borrower’s liabilities, obligations and agreements on the date hereof; (b) to its knowledge, each Lender and the Agent have fully performed all undertakings and obligations owed to it as of the date hereof; and (c) except to the limited extent expressly set forth in this Fourth Amendment, each Lender and the Agent do not waive, diminish or limit any term or condition contained in the Credit Agreement or any of the other Loan Documents.  Each Borrower hereby remises, releases, acquits, satisfies and forever discharges the Lenders and the Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and the Agent (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever through the date hereof.  Without limiting the generality of the foregoing, each Borrower waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including, but not limited to, the rights to contest: (a) the right of the Agent and each Lender to exercise its rights and remedies described in this Fourth Amendment or any of the other Loan Documents; (b) any provision of this Fourth Amendment or any of the other the Loan Documents; or (c) any conduct of the Lenders or other Releasees relating to or arising out of the Credit Agreement or the other Loan Documents on or prior to the date hereof.

26.	Laws of Texas. This Fourth Amendment shall be construed in accordance with and governed by the laws of the State of Texas (without giving effect to principles of conflict of laws).

27.	No Oral Agreements. Each of the undersigned parties hereby covenant and agree as follows:

(a)           The rights and obligations of the parties shall be determined solely from the written “Loan Agreement” (as such term is defined in Section 26.02(a)(2) of the Texas Business and Commerce Code) executed and delivered in connection with the Advances, and any oral agreements between or among the parties are superseded by and merged into the Credit Agreement.

(b)           This Fourth Amendment, the Joinder Agreements, the Note, the Credit Agreement and each of the other Loan Documents has not been and may not be varied by any oral agreements or discussions that have or may occur before, contemporaneously with, or subsequent thereto.

(c)           THE WRITTEN FOURTH AMENDMENT, THE JOINDER AGREEMENTS, THE NOTE, THE CREDIT AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS EACH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURE PAGES FOLLOW IMMEDIATELY HEREAFTER]

Annex A

Schedule 1.1*
Applicable Margin Grid
Credit Agreement

(basis points per annum)

Basis for Pricing	Applicable Margin
Revolving Credit Base Rate Margin	150.00
Revolving Credit Unused Fee	75.00
Letter of Credit Fees (exclusive of facing fees)	475.00

Provided, further, that if Sterling has not raised at least Ten Million Dollars ($10,000,000) in aggregate amount of new liquid capital on terms and conditions satisfactory to the Agent by June 30, 2014, the Revolving Credit Base Rate Margin shall increase, commencing July 1, 2014, to 250 basis points per annum and the Letter of Credit Fees shall increase to 575.00 basis points.

In addition, all Applicable Margins set forth herein remain subject to the imposition of any additional default rates or fees as may be applicable from time to time under the terms of the Credit Agreement.

* Definitions as set forth in the Credit Agreement.

ANNEX B

EXHIBIT A

FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE

No. __________________________	Dated: ________, _____

TO:           Comerica Bank (“Agent”)

RE:
Credit Agreement made as of October 31, 2007, (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), Arranger, Syndication Agent and Documentation Agent, Sterling Construction Company, Inc. (“Sterling”) and certain Subsidiaries and Affiliates of Sterling (together with Sterling, the “Borrowers” and each of them a “Borrower”).

Pursuant to the terms and conditions of the Credit Agreement, Borrowers hereby request an Advance from the Lenders, as described herein:

(A)	Date of Advance: _____________________________

(B)	☐(check if applicable)

This Advance is or includes a whole or partial refunding/conversion of:

Advance No(s). _____________________________

(C)	Type of Advance:

☐  Base Rate Advance

(D)	Amount of Advance:

$_____________________

(E)           Disbursement Instructions

☐  Comerica Bank Account No. _________________
☐  Other:

Borrowers certify to the matters specified in Section 2.3(f) of the Credit Agreement.

Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

The undersigned by execution of this document agrees that any copy of this document signed by it and transmitted by facsimile or email, or any other method for delivery shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

STERLING CONSTRUCTION COMPANY, INC., as Borrower Representative

By: _____________________________

Its: _____________________________

Agent Approval: ________________

ANNEX C

EXHIBIT B

THIRD AMENDED AND RESTATED REVOLVING CREDIT NOTE

$40,000,000	March __, 2014

On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Sterling Construction Company, Inc., a Delaware corporation (“Sterling”), Texas Sterling Construction Co., a Delaware corporation (“TSC”), Ralph L. Wadsworth Construction Company, LLC, a  Utah limited liability company (“RLW”), Road Highway Builders, LLC, a Nevada limited liability company (“RHBLLC”), Road and Highway Builders Inc., a Nevada corporation (“RHBI”), Road and Highway Builders of California, Inc., a California corporation (“RHBC”) and J. Banicki Construction, Inc., an Arizona corporation (“Banicki”), RHB Properties, LLC, a Nevada limited liability company (“RHBP”), Ralph L. Wadsworth Construction Co. LP, a California limited partnership (“RLW LP”), Myers & Sons Construction, L.P., a California limited partnership (“Myers”) and Sterling Hawaii Asphalt, LLC, a Hawaii limited liability company (“SHA” and together with Sterling, TSC, RLW, RHBLLC, RHBI, RHBC, Banicki, RHBP, RLW LP, and Myers, collectively the “Borrowers” and each of them a “Borrower”) jointly and severally promise to pay to the order of Comerica Bank (“Payee”) at Detroit, Michigan, care of the Agent, in lawful money of the United States of America, so much of the sum of Forty Million Dollars ($40,000,000), as may from time to time have been advanced by Payee and then be outstanding hereunder pursuant to the Credit Agreement dated as of October 31, 2007, by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank as Administrative Agent for the Lenders (in such capacity, the “Agent”), Arranger, Syndication Agent and Documentation Agent, and Borrowers, as amended, restated or otherwise modified from time to time (the “Credit Agreement”).  Each of the Revolving Credit Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable on the unpaid principal amount of each Revolving Credit Advance made by the Payee from the date of such Revolving Credit Advance until paid at the rate and at the times set forth in the Credit Agreement.

This Note is a Revolving Credit Note under which Revolving Credit Advances (including refundings and conversions), repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Credit Agreement, to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Texas, without giving effect to its principle of conflicts of law.

Borrowers hereby waive, to the extent permitted by applicable law, presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agree that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

This Note amends, restates and continues that certain Second Amended and Restated Revolving Credit Note dated as of November 8, 2011 (the “Prior Note”).  All indebtedness and obligations outstanding under the Prior Note remain outstanding under this Note and all collateral and/or guaranties which secured the obligations under the Prior Note continue to secure the obligations under this Note.

EXECUTED, as of the date first written above.

ANNEX D

EXHIBIT J

FORM OF COVENANT COMPLIANCE REPORT

TO:           Comerica Bank, as Agent

RE:           Credit Agreement made as of October 31, 2007, (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank as Administrative Agent for the Lenders (in such capacity, the “Agent”), Arranger, Syndication Agent and Documentation Agent, Sterling Construction Company, Inc. (“Sterling”), and certain subsidiaries and affiliates of Sterling (together with Sterling, the “Borrowers” and each of them a “Borrower”).

This Covenant Compliance Report (“Report”) is furnished pursuant to Section 7.2(a) of the Credit Agreement and sets forth various information as of ______________, _____ (the “Computation Date”).

1.
Leverage Ratio (Section 7.9(a)).  On the Computation Date, the Leverage Ratio, which is required to be not more than 2.00 to 1.00 was _____ to 1.00, as computed in the supporting documents attached hereto as Schedule 1.

2.
Minimum Tangible Net Worth (Section 7.9(b)).  On the Computation Date, the Minimum Tangible Net Worth, which is required to be not less than $__________ was $__________, as computed in the supporting documents attached hereto as Schedule 2.

3.
Asset Coverage Ratio (7.9(c)).  On the Computation Date, the Asset Coverage Ratio, which is required to be not less than 2.00 to 1.00 was ______ to 1.00, as computed in the supporting documents attached hereto as Schedule 3.

4.	Losses (7.9(d)). As of each applicable fiscal quarter end, Sterling and its Consolidated Subsidiaries have [no losses/losses of $_______], which losses, if any, are not to be in excess of $1,000,000.

The undersigned Responsible Officer of the Borrower Representative hereby certifies, solely in the capacity as a Responsible Officer of Borrower Representative and not in an individual capacity, that:

A.           To the best of my knowledge, all of the information set forth in this Report (and in any Schedule attached hereto) is true and correct in all material respects.

B.           To the best of my knowledge, the representations and warranties of the Credit Parties contained in the Credit Agreement and in the Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and at the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specific date, in which case such representations and warranties were true and correct in all material respects as of the date when made.

C.           I have reviewed the Credit Agreement and this Report is based on an examination sufficient to assure that this Report is accurate.

D.           To the best of my knowledge, except as stated in Schedule 5 hereto (which shall describe any existing Default or Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Borrowers or any other Credit Party), no Default or Event of Default has occurred and is continuing on the date of this Report.

Capitalized terms used in this Report and in the Schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Credit Agreement.

The undersigned by execution of this document agrees that any copy of this document signed by it and transmitted by facsimile or email, or any other method for delivery shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence

IN WITNESS WHEREOF, the Borrower Representative has caused this Report to be executed and delivered by a Responsible Officer of the Borrower Representative this ______ day of __________________, ____.

STERLING CONSTRUCTION COMPANY, INC., as Borrower Representative

By: _____________________________

Its: _____________________________

SCHEDULE I

(1)           That certain Event of Default arising due to failure to comply with Section 7.9(b) for the period ending December 31, 2013.

(2)           That certain Event of Default arising due to failure to comply with Section 7.9(c) for the period ending December 31, 2013.

(3)           That certain Event of Default arising under Section 9.1(j) due to the transfer of more than 9% of the Equity Interests of RHBL to a Person other than Sterling.

(4)           That certain Event of Default arising under Section 7.13 due to the failure to join Sterling Hawaii Asphalt, LLC, RHB Properties, LLC, Myers & Sons Construction, L.P. and Ralph L. Wadsworth Construction Co. LP into the Loan Documents as required thereby.